Exhibit 99.1

Mark Voll, CFO	Beverly Twing, Acct. Manager
MoSys	Shelton IR
Sunnyvale, CA	+1 (972) 239-5119 x126
+1 (408) 731-1846	btwing@sheltongroup.com
markv@mosys.com

Monolithic System Technology, Inc. Extends
Stock Repurchase Plan

Sunnyvale, CA-April 29, 2005 – Monolithic System Technology, Inc. (MoSys), (NASDAQ: MOSY) the industry’s leading provider of high density SoC embedded memory solutions, announced today that on April 25, 2005 its board of directors renewed an outstanding authorization for the Company to repurchase its common stock.  The board of directors’ prior authorization for the Company to purchase up to $25 million of the Company’s common stock expired on April 19, 2005.  The new authorization allows for the repurchase of up to $20 million of the Company’s common stock over the next twelve months.   The share repurchases may be made, from time to time in the open market subject to market conditions and other factors, including self-imposed black-out periods during which the Company and its insiders are prohibited from trading in the Company’s common stock.  While blackout periods typically occur towards the end of a fiscal quarter in anticipation of the public release of quarterly earnings, the Company may impose a blackout period at any time without advance public notice.

These repurchases may be commenced or suspended at any time or from time to time without prior notice.  During 2004, the Company repurchased 1,182,100 shares of its common stock at an average price of $3.94 per share.  As of December 31, 2004, the company had approximately 30 million shares of common stock outstanding and also had cash, cash equivalents and short and long term investment of $86 million.

ABOUT MOSYS

Founded in 1991, MoSys (NASDAQ: MOSY), develops, licenses and markets innovative memory technologies for semiconductors. MoSys’ patented 1T-SRAM technologies offer a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. The single transistor bit cell used in 1T-SRAM memory results in the technology achieving much higher density than traditional four or six transistor SRAMs while using the same standard logic manufacturing processes. 1T-SRAM technologies also offer the familiar, refresh-free interface and high performance for random address access cycles associated with traditional SRAMs. In addition, these technologies can reduce operating power consumption by a factor of four compared with traditional SRAM technology, contributing to making them ideal for embedding large memories in System on Chip (SoC) designs. MoSys’ licensees have shipped more than 80 million chips incorporating 1T-SRAM embedded memory technologies, demonstrating excellent manufacturability in a wide range of silicon processes and applications. MoSys is headquartered at 1020 Stewart Drive, Sunnyvale, California 94085. More information is available on MoSys’ website at http://www.MoSys.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements about the Company including, without limitation, benefits and performance expected from use of the Company’s 1T-SRAM technology.

Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include but are not limited to, customer acceptance of our 1T-SRAM technologies, the timing and nature of customer requests for our services under existing license agreements, the timing of customer acceptance of our work under such agreements, the level of commercial success of licensees’ products such as cell phone hand sets, ease of manufacturing and yields of devices incorporating our 1T-SRAM, our ability to enhance the 1T-SRAM technology or develop new technologies, the level of intellectual property protection provided by our patents, the vigor and growth of markets served by our licensees and customers and operations of the Company and other risks identified in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission.  MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.